December 2021

Preliminary Terms No. 3,585

Registration Statement Nos. 333-250103; 333-250103-01

Dated December 29, 2021

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Securities Based on the Value of the S&P 500® Index due March 30, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Securities offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities will pay no interest, provide a minimum payment at maturity of only 10% of the stated principal amount and have the terms described in the accompanying product supplement for participation securities, index supplement and prospectus, as supplemented or modified by this document. The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates. The final average index value, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing values on each of the final averaging dates, as further described below. At maturity, if the final average index value is greater than 130% of the initial average index value, which we refer to as the upper strike index value, investors will receive a payment at maturity equal to $13.72 per $10 stated principal amount plus an additional return of 1.4129% for each 1.00% of the initial average index value by which the final average index value exceeds the upper strike index value, subject to the maximum payment at maturity. If the final average index value is less than or equal to the upper strike index value but is greater than 100% of the initial average index value, which we refer to as the middle strike index value, investors will receive a payment at maturity equal to $10 per $10 stated principal amount plus a return of 1.24% for every 1.00% of the initial average index value by which the final average index value exceeds the middle strike index value. If the final average index value is less than or equal to the middle strike index value but is greater than or equal to 90% of the initial average index value, which we refer to as the lower strike index value, investors will receive the stated principal amount of their investment. Therefore, investors will not receive a positive return on the Securities unless the final average index value is greater than the lower strike index value. If the final average index value is less than the lower strike index value, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. Investors may lose up to 90% of the stated principal amount of the Securities. These long-dated Securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside returns above the maximum payment at maturity in exchange for the upside participation and buffer features that in each case apply to a limited range of performance of the underlying index.

The Securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	March 30, 2027
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Payment at maturity per Security:

If the final average index value is greater than the upper strike index value:

$13.72 + [$10 × (index upper strike return × 141.29%)]

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final average index value is less than or equal to the upper strike index value but is greater than the middle strike index value:

$10 + [$10 × (index middle strike return × 124%)]

If the final average index value is less than or equal to the middle strike index value but is greater than or equal to the lower strike index value:

$10

If the final average index value is less than the lower strike index value, meaning that the underlying index has decreased from the initial average index value by an amount greater than the buffer amount of 10%:

($10 x index performance factor) + $1

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10. However, under no circumstances will the payment due at maturity be less than $1 per Security.

Index upper strike return:	(final average index value – upper strike index value) / initial average index value
Index middle strike return:	(final average index value – middle strike index value) / initial average index value
Index lower strike return:	(final average index value – lower strike index value) / initial average index value
Initial average index value:	The arithmetic average of the index closing values on each of the initial averaging dates
Upper strike index value:	130% of the initial average index value
Middle strike index value:	100% of the initial average index value
Lower strike index value:	90% of the initial average index value
Final average index value:	The arithmetic average of the index closing values on each of the final averaging dates
Initial averaging dates:	Each index business day on which there is no market disruption event during the period from and including December 28, 2021 to and including January 7, 2022.
Final averaging dates:	Each index business day on which there is no market disruption event during the approximately 3-month period from and including December 22, 2026 to and including March 24, 2027.
Buffer amount:	10%
Minimum payment at maturity:	$1 per Security (10% of the stated principal amount)
Index performance factor:	Final average index value divided by the initial average index value
Maximum payment at maturity:	$18.10 per Security (181% of the stated principal amount)
Stated principal amount:	$10 per Security
Issue price:	$10 per Security (see “Commissions and issue price” below)
Pricing date:	December 30, 2021
Original issue date:	January 4, 2022 (3 business days after the pricing date)
CUSIP:	61773N692
ISIN:	US61773N6922
Listing:	The Securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $9.872 per Security, or within $0.40 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees(1)	Proceeds to us(3)
Per Security	$10	$0.015(1)
$0.010(2)	$9.975
Total	$	$	$

(1)Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.015 for each Security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.010 for each Security.

(3)See “Use of proceeds and hedging” on page 15.

The Securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 7.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for Participation Securities dated November 16, 2020 Index Supplement dated November 16, 2020 Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due March 30, 2027

Principal at Risk Securities

Investment Summary

The Securities Based on the Value of the S&P 500® Index due March 30, 2027 (the "Securities") can be used:

￭As an alternative to direct exposure to the underlying index that offers upside exposure for a certain range of performance of the underlying index, subject to the maximum payment at maturity

￭To potentially obtain upside exposure to the underlying index in a bullish or moderately bearish environment

￭To obtain a buffer against a specified level of negative performance in the underlying index

Maturity:	Approximately 5 years and 3 months
Maximum payment at maturity:	$18.10 per Security (181% of the stated principal amount)
Upper strike index value:	130% of the initial average index value
Middle strike index value:	100% of the initial average index value
Lower strike index value:	90% of the initial average index value
Buffer amount:	10%
Minimum payment at maturity:	$1 per Security (10% of the stated principal amount). Investors may lose up to 90% of the stated principal amount of the Securities.
Coupon:	None

The original issue price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the pricing date will be less than $10. We estimate that the value of each Security on the pricing date will be approximately $9.872, or within $0.40 of that estimate. Our estimate of the value of the Securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the Securities on the pricing date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the maximum payment at maturity, the buffer amount, the upper strike index value, the middle strike index value and the lower strike index value, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

December 2021 Page 2

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due March 30, 2027

Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

December 2021 Page 3

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due March 30, 2027

Principal at Risk Securities

Key Investment Rationale

The Securities offer upside exposure for a certain range of performance of the underlying index, subject to the maximum payment at maturity, to the extent that the final average index value is greater than the upper strike index value, the middle strike index value or the lower strike index value, as applicable, while providing limited protection against negative performance of the underlying index. The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates. The final average index value, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing values on each of the final averaging dates. At maturity, if the final average index value is greater than the upper strike index value, investors will receive a payment at maturity equal to $13.72 per $10 stated principal amount plus an additional return of 1.4129% for each 1.00% of the initial average index value by which the final average index value exceeds the upper strike index value, subject to the maximum payment at maturity. If the final average index value is less than or equal to the upper strike index value but is greater than the middle strike index value, investors will receive a payment at maturity equal to $10 per $10 stated principal amount plus a return of 1.24% for every 1.00% of the initial average index value by which the final average index value exceeds the middle strike index value. If the final average index value is less than or equal to the middle strike index value but is greater than or equal to the lower strike index value, investors will receive the stated principal amount of their investment. Therefore, investors will not receive a positive return on the Securities unless the final average index value is greater than the lower strike index value. However, if the final average index value is less than the lower strike index value, investors will lose 1% for every 1% decline beyond the specified buffer amount, subject to the minimum payment at maturity of 10% of the stated principal amount. Investors may lose up to 90% of the stated principal amount of the Securities.

Upside Scenario 1: Upside Performance Up to a Cap

The final average index value is greater than the upper strike index value, and, at maturity, the Securities redeem for $13.72 per $10 stated principal amount plus an additional return of 1.4129% for each 1.00% of the initial average index value by which the final average index value exceeds the upper strike index value, subject to the maximum payment at maturity of $18.10 per Security (181% of the stated principal amount).

Upside Scenario 2: Upside Performance Within a Specified Range

The final average index value is less than or equal to the upper strike index value but is greater than the middle strike index value and, at maturity, the Securities redeem for $10 per $10 stated principal amount plus an additional return of 1.24% for each 1.00% of the initial average index value by which the final average index value exceeds the middle strike index value.

Par Scenario

The final average index value is less than or equal to the middle strike index value but is greater than or equal to the lower strike index value, and, at maturity, the Securities redeem for the stated principal amount of $10. Therefore, you will not receive a positive return on the Securities unless the final average index value is greater than the lower strike index value.

Downside Scenario

The underlying index declines in value by more than 10%, and, at maturity, the Securities redeem for less than the stated principal amount by an amount that is proportionate to the percentage decrease in the final average index value from the initial average index value, plus the buffer amount of 10%. (Example: if the final average index value decreases from the initial average index value by 35%, the Securities will redeem for $7.50, or 75% of the stated principal amount.) The minimum payment at maturity is $1 per Security.

December 2021 Page 4

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due March 30, 2027

Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Securities based on the following terms:

Stated principal amount:	$10 per Security
Maximum payment at maturity:	$18.10 per Security (181% of the stated principal amount)
Upper strike index value:	130% of the initial average index value
Middle strike index value:	100% of the initial average index value
Lower strike index value:	90% of the initial average index value
Buffer amount:	10%
Minimum payment at maturity:	$1 per Security

Securities Payoff Diagram

The Underlying Index
The Securities
$18.10 Maximum
Payment at Maturity
$1 Minimum Payment at
Maturity
Payment at Maturity on the Securities
$24.00
$22.00
$20.00
$18.10
$18.00
$16.00
$14.00
$13.72
$12.00
$10.00
$8.00
$6.00
$4.00
$2.00
$0
-100%
-80%
-60%
-40%
-20%
-10%
0%
20%
30%
40%
60%
61%
80%
100%
Percentage Change in the Final Average Index Value

How it works

￭Upside Scenario 1: If the final average index value is greater than the upper strike index value, investors will receive $13.72 per $10 stated principal amount plus an additional return of 141.29% of the index upper strike return, subject to the maximum payment at maturity. Under the terms of the Securities, an investor will realize the maximum payment at maturity of $18.10 per Security (181% of the stated principal amount) at a final average index value of 161% of the initial average index value.

￭If the final average index value is equal to 140% of the initial average index value, the investor would receive $13.72 per $10 stated principal amount plus an additional return of 14.129%. Investors therefore receive $15.1329 per Security.

￭If the final average index value is equal to 200% of the initial average index value, the investor would receive only the maximum payment at maturity of $18.10 per Security, or 181% of the stated principal amount.

December 2021 Page 5

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due March 30, 2027

Principal at Risk Securities

￭Upside Scenario 2: If the final average index value is less than or equal to the upper strike index value but is greater than the middle strike index value, investors will receive $10 per $10 stated principal amount plus an additional return of 124% of the index middle strike return.

￭If the final average index value is equal to 110% of the initial average index value, the investor would receive a 12.40% return, or $11.24 per Security.

￭Par Scenario: If the final average index value is less than or equal to the middle strike index value but is greater than or equal to the lower strike index value, investors will receive the $10 stated principal amount per Security.

￭If the final average index value is equal to 95% of the initial average index value, investors will receive the stated principal amount of $10 per Security.

￭Downside Scenario: If the final average index value is less than 90% of the initial average index value, investors will receive an amount that is less than the stated principal amount by an amount that is proportionate to the percentage decrease of the value of the underlying index from the initial average index value, plus the buffer amount of 10%. The minimum payment at maturity is $1 per Security.

￭For example, if the underlying index depreciates 20%, investors would lose 10% of their principal and receive only $9 per Security at maturity, or 90% of the stated principal amount.

The initial average index value will be equal to the arithmetic average of the index closing values on each of the initial averaging dates, and the final average index values, which will be used to calculate the payment at maturity, will be equal to the arithmetic average of the index closing value on each of the final averaging dates. See “Risk Factors—“ You will not know the initial average index value on the pricing date; the value of the underlying index on one or more initial averaging dates may adversely affect the initial average index value” and “The final average index value is based on the arithmetic average of the index closing values on each of the final averaging dates during the approximately 3-month period from and including December 22, 2026 to and including March 24, 2027, and therefore the payment at maturity may be less than if it were based solely on the index closing value on the last final averaging date.”

December 2021 Page 6

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due March 30, 2027

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for participation securities, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

Risks Relating to an Investment in the Securities

￭The Securities do not pay interest and provide a minimum payment at maturity of only 10% of your principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest, and provide a minimum payment at maturity of only 10% of the stated principal amount of the Securities, subject to our credit risk. If the final average index value is less than 90% of the initial average index value, you will receive for each Security that you hold a payment at maturity that is less than the stated principal amount of each Security by an amount proportionate to the decline in the final average index value from the initial average index value, plus $1 per Security. Accordingly, investors may lose up to 90% of the stated principal amount of the Securities.

￭The appreciation potential of the Securities is limited. The appreciation potential of the Securities is limited by the maximum payment at maturity of $18.10 per Security, or 181% of the stated principal amount. Although the Securities provide positive returns if the final average index value is above the lower strike index value, because the payment at maturity will be limited to 181% of the stated principal amount for the Securities, any increase in the final average index value over the initial average index value by more than 61% of the initial average index value will not further increase the return on the Securities.

￭The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the Securities mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final average index value of the underlying index and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Security if you try to sell your Securities prior to maturity.

￭The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its Securities and will have no independent assets available for distributions to holders of MSFL Securities if they make claims in respect of such Securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of Securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued Securities.

￭You will not know the initial average index value on the pricing date; the value of the underlying index on one or more initial averaging dates may adversely affect the initial average index value. Because the initial average index value is calculated over daily initial averaging dates, the initial average index value will not be determined until the last initial averaging date, and, accordingly, you will not know the initial average index value on the pricing date. It is possible that the underlying index may increase in value over the initial averaging dates, which will increase the initial average index value. The initial average index value may be higher than if it were based on the closing value of the underlying index on the pricing date or on other dates.

December 2021 Page 7

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due March 30, 2027

Principal at Risk Securities

Investing in the Securities is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying index.

￭The final average index value is based on the arithmetic average of the index closing values on each of the final averaging dates during the approximately 3-month period from and including December 22, 2026 to and including March 24, 2027, and therefore the payment at maturity may be less than if it were based solely on the index closing value on the last final averaging date. The amount payable at maturity will be calculated by reference to the average of the index closing values on the final averaging dates during the period from and including December 22, 2026 to and including March 24, 2027. Therefore, in calculating the final average index value, positive performance of the underlying index as of some averaging dates may be moderated, or wholly offset, by lesser or negative performance as of other averaging dates. Similarly, the final average index value, calculated based on the index closing value on each of the final averaging dates, may be less than the index closing value on the last final averaging date, and as a result, the payment at maturity you receive may be less than if it were based solely on the index closing value on the last final averaging date. Investing in the Securities is not the same as investing in securities that offer 1-to-1 upside exposure to the performance of the underlying index.

￭Investing in the Securities is not equivalent to investing in the underlying index. Investing in the Securities is not equivalent to investing in the underlying index or its component stocks. As an investor in the Securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the original issue price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

￭The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. may, but is not obligated to, make a market in the Securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Since other broker-dealers may not participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

December 2021 Page 8

Morgan Stanley Finance LLC

Securities Based on the Value of the S&P 500® Index due March 30, 2027

Principal at Risk Securities

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Securities. As calculation agent, MS & Co. will determine the initial average index value, the upper strike index value, the middle strike index value, the lower strike index value and the final average index value, and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final average index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Securities (and possibly to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final averaging dates approach. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities prior to or during the initial averaging dates could potentially increase the initial average index value, and, therefore, could increase the value at or above which the underlying index must close on the averaging dates so that investors do not suffer a loss on their initial investment in the Securities. Additionally, such hedging or trading activities during the term of the Securities, including on the final averaging dates, could adversely affect the closing value of the underlying index on the final averaging dates, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the Securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for participation securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. There is a risk that the IRS may seek to treat all or a portion of the gain on the Securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) that the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. In addition, if an Early Fixing Event (as defined in this document) occurs, it is possible that a U.S. Holder would be treated as exchanging the Securities for debt instruments. We do not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Risks Relating to the Underlying Index

￭Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the Securities or the component securities of the underlying index, or engaging in transactions therein, and any such action could adversely affect the value of the underlying index or the Securities. These regulatory actions could result in restrictions on the Securities and could result in the loss of a significant portion or all of your initial investment in the Securities, including if you are forced to divest the Securities due to the government mandates, especially if such divestment must be made at a time when the value of the Securities has declined.

￭Adjustments to the underlying index could adversely affect the value of the Securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the Securities will be an amount based on the closing prices at maturity of the Securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

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S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on December 27, 2021:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	4,791.19
52 Weeks Ago:	3,735.36
52 Week High (on 12/27/2021):	4,791.19
52 Week Low (on 1/4/2021):	3,700.65

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from January 1, 2016 through December 27, 2021. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on December 27, 2021 was 4,791.19. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on any day.

S&P 500® Index Daily Index Closing Values January 1, 2016 to December 27, 2021

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S&P 500® Index	High	Low	Period End
2016
First Quarter	2,063.95	1,829.08	2,059.74
Second Quarter	2,119.12	2,000.54	2,098.86
Third Quarter	2,190.15	2,088.55	2,168.27
Fourth Quarter	2,271.72	2,085.18	2,238.83
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter (through December 27, 2021)	4,791.19	4,300.46	4,791.19

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of S&P Dow Jones LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

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Additional Terms of the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P Dow Jones Indices LLC or any successor thereof
Interest:	None
Denominations:	$10 per Security and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Initial averaging dates:

If any scheduled initial averaging date, including January 7, 2022, is not an index business day with respect to the underlying index or if a market disruption event occurs on any initial averaging date with respect to the underlying index, such day will not be counted for the purposes of calculating the initial average index value.

Final averaging dates:

If any scheduled final averaging date, including March 24, 2027, is not an index business day with respect to the underlying index or if a market disruption event occurs on any final averaging date with respect to the underlying index, such day will not be counted for the purposes of calculating the final average index value.

Issuer notice to registered security holders, the trustee and the depositary:

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee and to the depositary of the amount of cash to be delivered with respect to each Security on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the trustee for delivery to the depositary, as holder of the Securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 100 Securities
Tax considerations:

There is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority. Our counsel, Davis Polk & Wardwell LLP, is unable to render a definitive opinion on the tax treatment of the Securities at this time as such opinion is dependent in part upon market conditions on the pricing date. Our counsel’s opinion will therefore be provided only on the pricing date. However, under current law, and based on current market conditions, our counsel believes that it is at least reasonable to treat a Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for participation securities, the following U.S. federal income tax consequences should result based on current law:

￭Subject to the discussion concerning an “Early Fixing Event” (as defined below), a U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Securities. Such gain or loss should be long-term capital gain or loss if the investor has held the Securities for more than one year, and short-term capital gain or loss otherwise.

There is a risk that the Internal Revenue Service (the “IRS”) may seek to treat all or a portion of the gain on the Securities as ordinary income. For example, there is a risk (which, depending on the market conditions on the pricing date, could be substantial) that the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.

Because the payment at maturity is determined by reference to the value of the underlying index on the final averaging dates, it is possible that the payment at maturity could become fixed, or subject to a minimum level that equals or exceeds the issue price, prior to the final valuation date (an “Early Fixing Event”). Upon an Early Fixing Event, it is possible that a holder would be treated as exchanging each of its Securities for instruments treated as debt for U.S. federal income tax purposes. If this treatment applied, a U.S. Holder might be required to recognize any gain on the Securities, and the U.S. Holder’s tax consequences of holding the Securities after the Early Fixing Event would likely be significantly affected. In particular, a U.S. Holder would likely be required to recognize ordinary interest income on the Securities in advance of their retirement or earlier disposition, and any gain upon disposition thereafter would likely be treated as ordinary income. A Non-U.S. Holder might be required to fulfill certain certification requirements in order to avoid being subject to U.S. federal withholding tax in respect of the Securities. Notwithstanding the foregoing, our counsel believes that it is more likely than not that such treatment will not apply and that you will instead recognize any gain at maturity or an earlier disposition of the Securities. You should consult your tax advisor regarding the consequences of an Early Fixing Event.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for participation securities, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2023 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Securities and current market conditions, we expect that the Securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Securities do not have a delta of one with respect to any

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Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

Both U.S. and non-U.S. investors considering an investment in the Securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for participation securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for participation securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

Use of proceeds and hedging:

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Securities.

On or prior to the initial averaging dates, we, through our affiliates or others, will hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures and options contracts on the underlying index and any component stocks of the underlying index listed on major securities markets or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial average index value, and, therefore, could increase the value at or above which the underlying index must close on the final averaging dates so that investors do not suffer a loss on their initial investment in the Securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the final averaging dates, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final averaging dates approach. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

The agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of ours. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $0.015 for each Security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.010 for each Security. The costs included in the original issue price of the Securities will include a fee paid by MS & Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for participation securities.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for participation securities and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in

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that registration statement, the product supplement for participation securities, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for participation securities, index supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Participation Securities dated November 16, 2020

Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for participation securities, in the index supplement or in the prospectus.

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